Exhibit 5.5

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 12, 2008

Ambac Financial Group, Inc. Equity Units

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

Ladies and Gentlemen:

We have acted as special tax counsel to Ambac Financial Group, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-131888), as amended through the date hereof (the “Registration Statement”), together with the final prospectus supplement of the Company, dated March 6, 2008 (the “Prospectus Supplement”), and including the base prospectus, dated January 16, 2008 (the “Base Prospectus”) (together with the Registration Statement and the Prospectus Supplement, the “Offering Documents”), relating to the offering by the Company of up to 5,750,000 Equity Units (the “Equity Units”) of the Company, each of which will consist of (i) a purchase contract under which the holder agrees to purchase on May 17, 2011, for $50 in cash, shares of Company common stock or Series A Preferred Stock, as applicable (the “Purchase Contracts”) and (ii) a 1/20th, or 5%, undivided beneficial ownership interest in a $1000 principal amount senior note of the Company initially due February 15, 2021 (the “Notes”).

Wachtell, Lipton, Rosen & Katz

March 12, 2008

In connection with this opinion, we have examined the Purchase Contract Agreement, dated as of March 12, 2008, between the Company and The Bank of New York, as Purchase Contract Agent for, and as attorney-in-fact of, the Holders of the Units, as amended from time to time (the “Purchase Contract Agreement”)1, the Supplemental Indenture, the Indenture, dated as of March 12, 2008 (the “Base Indenture”), the Pledge Agreement, the Underwriting Agreement, the Remarketing Agreement, the Certificates of Designations, the unit certificates evidencing the Equity Units (the “Unit Certificates”), the Notes (together with the Purchase Contract Agreement, Supplemental Indenture, Base Indenture, Pledge Agreement, Underwriting Agreement, Remarketing Agreement, Certificate of Designations and the Unit Certificates, the “Transaction Documents”), the Offering Documents and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In our examination, we have assumed that (i) the statements concerning the issuance of the Equity Units and Notes contained in the Offering Documents are true, correct and complete, (ii) the terms of the Transaction Documents referred to in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Company in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion (the “Company Representation Letter”) are true, correct and complete, (iv) the conclusions made by Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. in their letter delivered to us dated as of the date hereof and delivered to us for purposes of this opinion (the “Underwriter Letter”) are true, correct and complete and (v) any factual representations and conclusions made in the Offering Documents, the Company Representation Letter or the Underwriter Letter “to the best knowledge of,” in the “belief” of, or similarly qualified are true, correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Equity Units and Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon. For the avoidance of doubt, if under any circumstance we are not, or the Company is not, permitted to rely on the conclusions made in Underwriter Letter, our opinion as expressed below may not be relied upon.

Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

1.	the Notes and the Purchase Contracts will be treated for United States federal income tax purposes as separate securities,

2.	the Notes will be classified for United States federal income tax purposes as indebtedness of the Company, and

3.	that under current United States federal income tax law, the Company should be able to deduct stated interest and/or original issue discount on the Notes. We note that,

[1]	Capitalized terms not defined herein have the meaning ascribed to them in the Purchase Contract Agreement.

Wachtell, Lipton, Rosen & Katz

March 12, 2008

while this opinion does address the effect of Internal Revenue Code Section 163(l) on the deductibility of interest on the Notes, it does not address any other restriction or limitation on the deductibility of interest (including Internal Revenue Code Sections 163(e)(5), 163(i), 263, 265 and 279).

4.	We have participated in the preparation of the discussion set forth in the section entitled “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Prospectus Supplement. Although the discussion set forth therein does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences described therein subject to the limitations and qualifications set forth therein.

Our opinion is limited to the United States federal income tax matters specifically covered hereby and does not address any other tax consequences relating to the Notes or any other transactions. Our opinion is based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Moreover, we note that, other than one published revenue ruling addressing the United States federal income tax treatment of units essentially comparable to the Equity Units, there is no authority directly on point dealing with securities such as the Equity Units or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We are furnishing this opinion to you solely in connection with the issuance of the Equity Units and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K of the Company, the incorporation by reference of this opinion by the Registration Statement and the references to us and this opinion in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz